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Federal District Court Rules in Favor of Axon in PhaZZer Infringement Suit
Permanent injunction continues to bar sales of PhaZZer Enforcer CEWs and probe cartridges

SCOTTSDALE, Ariz., April 6, 2018 - Axon (Nasdaq: AAXN), the global leader in connected law enforcement technologies, today announced that a Florida federal district court has ruled in favor of Axon against PhaZZer Electronics, Inc. for its willful infringement of Axon’s patent and trademark rights concerning its sale of the PhaZZer Enforcer CEW (conducted electrical weapon) and probe cartridges.
The award follows the court’s judgment and permanent injunction issued in July 2017 prohibiting PhaZZer from making, using, offering for sale, selling, donating, distributing, importing, or exporting the Enforcer CEW and associated cartridges. The court's ruling makes clear that all Enforcer CEWs are covered by the ban, whether or not they have dataports.
“We aggressively enforce our intellectual property rights and have a proven track record of success in litigating these cases,” says Axon General Counsel Doug Klint. “Willful infringement of our weapons technology will never be tolerated and we will not allow competitors to trade on Axon's innovation, goodwill and reputation for quality.”
Axon previously obtained CEW patent infringement injunctions against Stinger Systems in 2010 and Karbon Arms in 2014.
Axon’s patent (U.S. No. 7,234,262) at issue in the litigation (Case No. 6:16-cv-00366-PGB-KRS) relates to the CEW’s data recording of date and time of each trigger operation and duration of the stimulus. Axon’s trademark, Federal Registration No. 4,423,789, relates to the non-functional shape of TASER CEW cartridges used to launch the probes.
PhaZZer’s pending appeal in the Federal Circuit focuses primarily on the scope of the trademark injunction relating to CEW cartridges. PhaZZer lost its bid in both the district court and the Federal Circuit to suspend the injunction during the appeal, despite its claims of insolvency. The injunction remains in full force and effect.
PhaZZer has twice attempted to invalidate the '262 patent in the United States Patent and Trademark Office (USPTO). Its first reexamination challenge failed (No. 90/013,770 filed June 25, 2016). On April 18, 2017, the USPTO confirmed the patentability of claims 6-18 as originally issued, including claim 13 involved in the litigation. Claims 1-5 were found patentable as amended.
PhaZZer then filed a second reexamination petition on April 27, 2017 (No. 90/013,945). On April 2, 2018, the patent examiner rejected all claims of the '262 patent, finding them obvious based on an unusual 3-patent prior art combination involving a firearm, CEW and pepper spray. This decision, however, is simply a procedural step in the reexamination process that does not invalidate the patent. The '262 patent remains enforceable throughout the completion of the administrative proceeding and potential appeals within the USPTO, and if necessary, with the Federal Circuit. “We believe the examiner's positions to be legally and factually incorrect, and that the validity of the challenged claims will ultimately be confirmed,” concluded Klint.
About Axon
Axon is a network of devices, apps, and people that helps law enforcement become smarter and safer. Our mission is to protect life. Our technologies give law enforcement the confidence, focus and time they need to keep their communities safe. Our products impact every aspect of an officer's day-to-day experience:

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In the field - Our Smart Weapons offer a less-lethal intermediate use of force response and our body-worn and in-car cameras collect video evidence to capture the truth of an incident; and our mobile applications enable simple evidence collection.

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At the station - Our secure, cloud-based digital evidence management solution allows officers and command staff to manage, review, share, and process digital evidence using forensic, redaction, transcription, and other tools.

•	In the courtroom - Our solutions for prosecutors make collaborating across jurisdictions and agencies easy so that cases can be resolved quickly.

We work hard for those who put themselves in harm's way for all of us. To date, there are more than 201,500 software seats booked on the Axon Network around the world and more than 198,000 lives and countless dollars have been saved with the Axon Network of devices, apps, and people. Learn more at www.axon.com or by calling (800) 978-2737.
Facebook is a trademark of Facebook, Inc., PhaZZer is a trademark of PhaZZer Electronics, Inc., and Twitter is a trademark of Twitter, Inc.
Axon, Axon Network, Smart Weapons, TASER, X2, X26P, the “Axon Delta” logo, and “Protect Life,” are trademarks of Axon Enterprise, Inc., some of which are registered in the US and other countries. For more information, visit www.axon.com/legal. All rights reserved.
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